Exhibit 99
NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Announces the Acquisition of Specialty Pipe & Tube, Inc.

SPARTANBURG, South Carolina, November 24, 2014 - Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals, is pleased to announce that it has acquired Specialty Pipe & Tube, Inc. (“Specialty”). Specialty is a master distributor of seamless carbon pipe, with a focus on heavy wall, large diameter products. End markets for its products include oil and gas, heavy equipment and other industrial businesses where high-pressure applications are required. Specialty was established in 1964 and has distribution centers in Mineral Ridge, Ohio and Houston, Texas. The company generates approximately $30 million in annual revenue and has fewer than 30 employees. The transaction will be accretive to Synalloy’s earnings in the first year following the closing. BB&T Capital Markets served as the exclusive financial advisor to Specialty.

The all-cash transaction is valued at $31.5 million, subject to working capital adjustments post-closing, and potential earn-out payments up to $5 million over two years should the business unit achieve targeted sales revenue.

The acquisition was funded with a combination of cash on hand, additional term debt ($10 million with a five year maturity), and an increase in the company’s line of credit from $25 million to $40 million. Synalloy estimates that its total net debt at the end of 2014 will be approximately $35.4 million.

Including the acquisition of Specialty, Synalloy’s guidance for 2015 is as follows:

•	Total Revenue - $232 million (Q1 - $56 million; Q2 - $57 million; Q3 - $60 million and Q4 - $59 million)

•	Gross Profit - $43 million (Q1 - $10 million; Q2 - $11 million; Q3 - $12 million and Q4 - $10 million)

•	Adjusted EBITDA - $28.5 million (Q1 - $6 million; Q2 - $7.5 million; Q3 - $7.5 million and Q4 - $7.5 million)

•	EPS - $1.54 (Q1 - $.36; Q2 - $.38; Q3 - $.41 and Q4 - $.39)

Synalloy projects that EPS will increase by approximately $.40 per share over 2014, with half of the increase coming from organic growth and the other half coming from the acquisition of Specialty.

Synalloy will host a previously announced conference call at 10:00AM this morning to discuss the acquisition of Specialty and to answer questions on the 2015 forecast. Interested parties may listen to this discussion by calling (877) 303-6648; Conference ID code 38815884. The conference call will be webcast live through Synalloy’s website at www.synalloy.com under the Investor Relations tab. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Forward-Looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” within the meaning of federal securities laws.  These forward-looking statements are based on current expectations, estimates and projections about our industry, our business, our customer relationships, management's beliefs and assumptions made by management.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and, in many cases, are beyond the control or knowledge of management. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.  We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information concerning some of the factors that could cause materially different results is included in our reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov.
CONTACT: Rick Sieradzki at (864) 596-1558